Exhibit 99.2

FOR IMMEDIATE RELEASE

Ann Taylor Announces 2nd Quarter Results

Company Reaffirms EPS Outlook for Fiscal 2007

Unveils Focus of New Concept

Announces New $300 Million Share Buyback Program

New York, NY, August 24, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its results for the second quarter of fiscal 2007 ended August 4, 2007. Net sales for the quarter advanced approximately 1% to $614 million, and diluted earnings per share for the quarter totaled $0.50. The Company also reaffirmed its outlook for diluted earnings per share in the range of $2.15 to $2.25 for the full year of fiscal 2007.

Commenting on the results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “The second quarter proved to be challenging for the Company, although I am pleased with how well we have managed through the current macro-economic conditions. While persistent traffic softness and some product-specific issues at both divisions caused us to be promotional during the quarter, our Ann Taylor division was successful in maintaining good margins, and our LOFT division aggressively moved through units to end the quarter in a healthy inventory position. Both divisions are heading into Fall with brand appropriate product assortments and positioned to deliver what we expect to be a good second half. We remain confident in our outlook for the year.”

Second Quarter Results

Net sales for the second quarter of fiscal 2007 ended August 4, 2007 advanced 0.7% to $614.5 million, compared with net sales of $610.0 million in the second quarter of fiscal 2006 ended July 29, 2006. This performance reflected expansion of the Company’s store base and continued growth of the Company’s Factory and internet businesses, partially offset by a decline in comparable store sales.

ANNTAYLOR

By division, net sales at Ann Taylor declined 3.4% to $216.9 million in the second quarter of fiscal 2007, compared with net sales of $224.6 million in the second quarter of fiscal 2006. At LOFT, net sales declined 1.8% to $310.0 million in the second quarter of fiscal 2007, compared with net sales of $315.5 million in the second quarter of fiscal 2006.

Comparable store sales for the second quarter of fiscal 2007 declined 6.2%, compared with a comparable store sales increase of 10.3% the prior year. By division, comparable store sales at Ann Taylor declined 3.1% in the 2007 quarter, compared with an increase of 6.4% the prior year. The performance at Ann Taylor primarily reflected the impact of sluggish traffic, softness in sweaters and insufficient color in the July store set, partially offset by continued strength in suits, dresses, and knit and woven tops. At LOFT, comparable store sales declined 10.8% in the 2007 quarter, compared with an increase of 14.2% the prior year, continuing to reflect the impact of a product assortment that lacked the appropriate balance of updated classics, color and novelty, which the Company believes has been addressed beginning with the upcoming Fall season. Also impacting LOFT’s comparable store sales for the quarter was the soft traffic and the division’s highly promotional stance throughout the quarter to keep its inventory turning.

Total inventory per square foot at the end of the second quarter of fiscal 2007 was up 4% versus year-ago, compared with the 17% decline the Company achieved in the prior year.

Gross margin, as a percentage of net sales, decreased 3.6 margin points to 50.6% in the second quarter of fiscal 2007. This decline was almost entirely driven by margin softness at LOFT, due to the aforementioned product issues and the resultant aggressive promotional activity throughout the quarter to keep LOFT’s inventory turning.

Selling, general and administrative expenses, as a percentage of net sales, declined to 42.3% in the second quarter of fiscal 2007, compared to 43.0% of net sales for the second quarter of fiscal 2006. This decrease largely reflected reduced performance-based compensation, partially offset by the deleveraging impact associated with the decline in comparable store sales.

Operating income in the second quarter of fiscal 2007 declined 25% to $51.0 million, or 8.3% of net sales, compared to operating income of $68.1 million, or 11.2% of net sales, in the second quarter of fiscal 2006. Net income for the second quarter of fiscal 2007 was $31.7 million, or $0.50 per diluted share, compared with net income of $43.2 million, or $0.59 per diluted share, for the second quarter of fiscal 2006.

ANNTAYLOR

The Company indicated that it repurchased approximately 3.8 million shares of its common stock at a total cost of $137 million during the second quarter, completing the $300 million share repurchase program authorized by the Company’s Board in March 2007.

During the quarter, the Company opened nine LOFT stores and one Factory store and closed one Ann Taylor store. The total store count at the end of the quarter was 887, comprised of 346 Ann Taylor stores, 483 LOFT stores and 58 Ann Taylor Factory stores.

Total store square footage at the end of the quarter increased approximately 7% to 5.2 million square feet, versus total square footage of 4.8 million square feet at the end of the second quarter of fiscal 2006. Total square footage at the end of the 2007 quarter was 1.9 million for Ann Taylor and 2.9 million for LOFT.

First Half of 2007

Net sales for the first half of fiscal 2007 increased 2.5% to $1,195 million, compared with net sales of $1,166 million in the first half of fiscal 2006. By division, net sales at Ann Taylor declined 1.6% to $439.1 million in the first half of fiscal 2007, compared with net sales of $446.1 million in the first half of fiscal 2006. At LOFT, net sales declined 0.8% to $584.2 million in the first half of fiscal 2007, compared with net sales of $589.2 million in the first half of fiscal 2006.

Comparable store sales for the first half of fiscal 2007 declined 4.8%, compared to a comparable store sales increase of 8.0% the prior year. By division, comparable store sales at Ann Taylor declined 1.1% in the first half of fiscal 2007, compared with an increase of 6.9% the prior year. At LOFT, comparable store sales declined 10.0% in the first half of fiscal 2007, compared with an increase of 9.7% in the first half of fiscal 2006.

Gross margin, as a percentage of net sales, decreased 3.3 margin points to 52.1% in the first half of fiscal 2007. Selling, general and administrative expenses, as a percentage of net sales, decreased 0.4 percentage points to 43.7% in the first half of fiscal 2007.

Operating income in the first half of fiscal 2007 declined 23% to $100.7 million, or 8.4% of net sales, compared to operating income of $131.6 million, or 11.3% of net sales, in the year-ago period. Net income for the first half of fiscal 2007 was $63.1 million, or $0.96 per diluted share, compared with net income of $82.2 million, or $1.13 per diluted share, for the first half of fiscal 2006.

ANNTAYLOR

New Concept

The Company is planning to launch a new concept in Fall 2008 and recently announced the appointment of Mark Mendelson as President of the new concept. The Company indicated that the concept is targeted at what it calls the modern boomer segment, which it believes is a significantly underserved segment of the apparel market.

Commenting on the new concept, Ms. Krill stated, “We believe that the boomer market we are targeting has been the most significantly underserved and represents a huge opportunity for us. As a Company, we have a distinct heritage in upscale, sophisticated and stylish fashion, along with a proven expertise in incubating and building a new concept. Our approach to satisfying her needs will be unique, and we are on track for an initial launch next Fall.”

New Share Repurchase Program

The Company announced today that its Board of Directors has authorized a new $300 million share repurchase program, enabling the Company to buy back its stock in the open market or in private transactions from time to time. Stated Ms. Krill, “We continue to be focused on returning value to our shareholders, and I am pleased that our Board has authorized a new $300 million share repurchase program.”

Full-Year Outlook

For the full year of fiscal 2007, the Company continues to expect to deliver earnings per diluted share in the range of $2.15 to $2.25. The primary drivers of the Company’s outlook for fiscal 2007 are as follows:

•	Comparable store sales growth in the low single-digits for the Fall season, resulting in full-year comparable store sales approximately even with year-ago.

•	Net square footage growth of approximately 7% for both the Fall season and the full year.

•

Gross margin expansion for the Fall season of approximately two full margin points versus the prior year, with the third quarter down versus year-ago, and the fourth quarter up significantly versus year-ago. For the year, this translates into a gross margin rate decline of approximately 0.5 margin points.

•	Selling, general and administrative expenses, as a percentage of net sales, even with year-ago for the Fall season, resulting in a full-year rate slightly below year-ago.

•	Total inventory per square foot decline in the mid-single-digit range at year-end.

ANNTAYLOR

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 887 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 4, 2007.

Contacts:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

-or-

Judy Pirro

Director of Investor Relations

Ann Taylor Stores Corporation

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Six Months Ended August 4, 2007 and July 29, 2006

(unaudited)

	Quarters Ended		Six Months Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
	(in thousands, except per share amounts)
Net sales	$614,494	$609,998	$1,194,760	$1,166,171
Cost of sales	303,441	279,296	572,711	520,357

Gross margin	311,053	330,702	622,049	645,814
Selling, general and administrative expenses	260,032	262,587	521,380	514,231

Operating income	51,021	68,115	100,669	131,583
Interest income	1,671	4,642	4,747	7,949
Interest expense	436	558	977	1,067

Income before income taxes	52,256	72,199	104,439	138,465
Income tax provision	20,564	29,001	41,292	56,278

Net income	$31,692	$43,198	$63,147	$82,187

Basic earnings per share of common stock	$0.51	$0.60	$0.97	$1.15

Weighted average shares outstanding	62,627	71,637	64,979	71,758
Diluted earnings per share of common stock	$0.50	$0.59	$0.96	$1.13

Weighted average shares outstanding, assuming dilution	63,379	72,772	65,892	72,893
Number of stores open at beginning of period	878	824	869	824
Number of stores opened during period	10	9	22	19
Number of stores closed during period	(1)	(5)	(4)	(15)
Number of stores open at end of period	887	828	887	828
Number of stores expanded/relocated during period *	4	3	6	6

Total store square footage at end of period (000’s)	5,179	4,841

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

August 4, 2007 and February 3, 2007

(unaudited)

	August 4, 2007	February 3, 2007
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$93,147	$360,560
Short-term investments	21,224	—
Accounts receivable	22,609	16,489
Merchandise inventories	231,390	233,606
Prepaid expenses and other current assets	78,469	79,950

Total current assets	446,839	690,605
Property and equipment, net	565,572	564,108
Goodwill	286,579	286,579
Other assets	36,421	27,211

Total assets	$1,335,411	$1,568,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$93,821	$106,519
Accrued salaries and bonus	11,269	28,304
Accrued tenancy	43,611	45,024
Gift certificates and merchandise credits redeemable	38,000	52,989
Accrued expenses	86,936	66,582

Total current liabilities	273,637	299,418
Deferred lease costs	213,187	214,466
Other liabilities	10,352	4,708

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,227,718 and 82,155,607 shares issued, respectively	559	559
Additional paid-in capital	771,139	753,030
Retained earnings	732,321	670,307
Accumulated other comprehensive loss	(2,339)	(5,373)

	1,501,680	1,418,523
Treasury stock, 20,018,332 and 12,782,533 shares respectively, at cost	(663,445)	(368,612)

Total stockholders’ equity	838,235	1,049,911

Total liabilities and stockholders’ equity	$1,335,411	$1,568,503